Exhibit 1.4
TRICO SHIPPING AS
Solicitation of Consents
in Respect of all Outstanding 11 7/8% Senior Secured Notes Due 2014
(CUSIP Nos. 89612BAA6 and R92856AA2)
To Depository Trust Company Participants holding
11 7/8% Senior Secured Notes Due 2014
(CUSIP Nos. 89612BAA6 and R92856AA2):
     Trico Shipping AS, a Norwegian limited company (the “Company”), is enclosing herewith the material listed below relating to its solicitation of consents to proposed amendments (the “proposed amendments”) to (i) amend the indenture dated as of October 30, 2009 among the Company, the guarantors named therein and Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.), as trustee thereunder (the “indenture”), governing the 11 7/8% Senior Secured Notes Due 2014 (the “notes”), (ii) amend (A) the Collateral Agency and Intercreditor Agreement, dated October 30, 2009, among the Company, the guarantors identified therein, Wilmington Trust FSB, Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.) and Nordea Bank Finland, plc, New York Branch, and (B) the security and collateral documents securing payment of the notes, in each case as may be needed to reflect the issuance of any additional notes upon the terms set forth in the consent solicitation statement dated June 17, 2010 (the “consent solicitation statement”), and the related letter of consent, and (iii) waive certain defaults and events of default and rescind any acceleration of principal or interest under the indenture related thereto in the event that certain defaults of the notes have occurred prior to the proposed amendments becoming operative. Unless otherwise indicated, capitalized terms used herein and not defined shall have the meanings assigned to them in the consent solicitation statement.
     By consenting to the proposed amendments, the consenting holders are also agreeing to waive any objections, claims and causes of action with respect to any of the proposed amendments and the implementation thereof, including any future defaults under the indenture with respect to the provisions that would be modified if the requisite consents (defined below) are obtained.
     The solicitation is being made to all registered holders of notes as shown in the records of the trustee as of 5:00 p.m., New York City time, on June 16, 2010 (the “record date”) and their duly appointed proxies. As of the close of business on the record date, the entire outstanding aggregate principal amount of notes was held by The Depository Trust Company (“DTC”) or its nominee for the accounts of participants in DTC (“DTC participants”). Such registered holders and DTC participants are referred to herein as “holders.”
     Holders representing a majority in aggregate principal amount of the notes outstanding as of the record date have agreed with the Company that such holders will deliver, and not revoke, their consent to the proposed amendments. Therefore, the completion of the solicitation is not conditioned upon the receipt and acceptance of valid consents from other holders of the notes. The Company will pay a fee to holders of notes in exchange for their consent as described in the consent solicitation statement.
     Enclosed herewith are copies of the following documents:
1.	consent solicitation statement;

2.	letter of consent; and

3.	A form of “letter to clients” that may be sent to your clients for whose account you hold outstanding notes through the facilities of DTC in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the solicitation.
     The enclosed letter to clients contains an authorization by the beneficial owners of the outstanding notes for you to consent to the proposed amendments and waiver.
     Requests for assistance in filling out or delivering letters of consent or for additional copies of the enclosed documents may be directed to Deutsche Bank National Trust Company, as Information Agent and Tabulation Agent, at the address or telephone numbers set forth on the back cover of the consent solicitation statement.
     Thank you for your consideration.
Very truly yours,
TRICO SHIPPING AS